Exhibit 99.18

AMENDMENT NUMBER ONE

TO

PROMISSORY NOTE

DATED November 19, 2013

THIS AMENDMENT NUMBER ONE to the Promissory dated November 19, 2013 by and between SECUREALERT, INC. a Utah corporation, having its principal place of business at 150 W. Civic Center Drive, Suite 400, Sandy, Utah 84070 (the “Borrower”) and SAPINDA ASIA LIMITED a British Virgin Islands corporation with its offices at rooms 803-4, 8/F Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong (the “Lender”) in the amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000) (the “Note”).

WHEREAS, the Parties entered into that certain Note dated November 19, 2013 which is to mature on November 19, 2014; and

WHEREAS, the Parties desire to amend such Note;

NOW THEREFORE, the Parties, in consideration of the mutual agreements contained herein the sufficiency of which is hereby acknowledged, agree as follows:

1.	The Maturity Date of the Note shall be extended from November 19, 2014 to November 19, 2015.

2.	All other terms, provisions and terms (including the interest rate) of the Note shall remain unchanged and in place unless specifically changed herein.

IN WITNESS WHEREOF, this Amendment Number One to the Promissory Note dated November, 2013 is duly executed and delivered as of July 22, 2014.

SecureAlert, Inc.		Sapinda Asia Limited

By:	/s/ Guy Dubois	By:	/s/ Lars Windhorst
	Guy Dubois, Chairman		Lars Windhorst, Director

By:
Theresa Tsang, Director
Amendment Number One to Promissory Note date November 19, 2013	Page 1 of 1